Exhibit 99.1

FOR IMMEDIATE RELEASE Monday, June 26, 2006

Media General Completes Purchase of Four NBC Television Stations

Richmond, Va. – Media General, Inc. (NYSE: MEG) announced today that it has completed its previously announced acquisition of four NBC stations.

The stations and their Designated Market Areas (DMAs) are: WNCN in Raleigh, N.C., #29; WCMH in Columbus, Ohio, #32; WVTM in Birmingham, Ala., #40; and WJAR in Providence, R.I., #51. All four stations are ranked among the top three in their respective markets. The stations are located in large, growing markets, and all four produce attractive operating and cash flow margins.

“This acquisition is compelling from both an operational and financial perspective,” said Marshall N. Morton, president and chief executive officer of Media General. “Investors can be highly confident of our ability to execute as planned. We’ve successfully integrated numerous acquisitions. We achieved or exceeded our projected operating synergies, and we repaid debt as quickly as, or faster than, projected.

“We are especially pleased to add Raleigh-Durham to our Southeast footprint. In Birmingham, WVTM has a broader signal than WIAT, the CBS station we currently own there, so we will reach more households. The Columbus and Providence stations are located in political battleground states, so they benefit greatly from campaign spending, especially in Presidential election years,” said Mr. Morton.

The acquisition increases Media General’s number of NBC stations from five-to-nine and makes the company NBC’s third largest independent affiliate, further enhancing its relationship with the network. The addition of these four stations will improve the profit contribution mix of Media General’s Publishing and Broadcast segments, from approximately 60 percent/Publishing and 40 percent/Broadcast, to approximately 50/50.

“We have conservatively estimated operating synergies of $3 million annually by 2008,” said Mr. Morton. The synergies will come from enhanced revenues, which are expected to result from the implementation of Media General’s sales training and systems as well as its inventory management and pricing processes. Cost reductions will result from bringing the new stations into Media General’s Central Traffic Operation and from centralizing Master Control for all of its NBC stations.

The new NBC stations add approximately 450 employees. “We are very impressed with the quality of the local management and staff,” Mr. Morton said.

The acquisition will immediately and significantly improve the Broadcast Division’s operating margin and drive meaningful growth in its revenues and segment cash flow. Accretion to Media General’s free cash flow also will be immediate and significant.

“Substantial free cash flow generated by our four new stations will enable us to quickly reduce the debt we incur to finance the acquisition,” said Mr. Morton. He added that at the end of 2006, the company expects its leverage multiple to be 4.0 times and that it will be reduced to 2.5 times by the end of 2008.

The cash transaction cost approximately $600 million. Future cash tax savings will result from a step-up in basis that is allowed for an asset purchase and the related amortization and depreciation deductions. The net transaction value, reduced by the present value of the expected tax savings, is approximately $450 million. Including the tax benefits and synergies, the transaction represents a multiple of less than 10.0 times 2004-2005 average broadcast cash flow for the four stations.

The acquisition ultimately will be funded from three sources: drawing on the company’s existing $1 billion credit facility, issuing new public or bank term debt that includes $100 million for the acquisition and the refinancing of $200 million of existing notes due September 2006, and at least $100 million in net proceeds from the divestiture of assets previously identified as non-core.

Media General is in the process of selling its CBS affiliate in Wichita, Kan., including that station’s three satellites, and its CBS stations in Birmingham, Ala., Mason City, Iowa, and Chattanooga, Tenn. “There is substantial interest in the stations to be sold, and we expect to complete the sale of all the stations by the end of the year,” said Mr. Morton. As part of the acquisition of the NBC stations, Media General was granted a six-month duopoly waiver in Birmingham by the Federal Communications Commission, and the company has entered into an agreement with the Department of Justice to divest its CBS affiliate within six months.

Additional Market Information

Raleigh-Durham, N.C., is the 29th largest DMA in the country. It also encompasses the cities of Chapel Hill and Fayetteville. It is the home of Duke University, the University of North Carolina and North Carolina State University, as well as Research Triangle Park. Ft. Bragg, the base for many specialized military divisions, including the 82nd Airborne, is located in Fayetteville. It also is the home of the National Hockey League’s Carolina Hurricanes, recent winner of the Stanley Cup.

Columbus, Ohio, is the 32nd largest DMA. It is the home of The Ohio State University and the National Hockey League’s Blue Jackets. The station plans to build a new downtown studio to broadcast its morning and noon newscasts, taking advantage of the opportunity for audience interaction.

Birmingham, Ala., is the 40th largest DMA. It is the home of the University of Alabama at Birmingham, Birmingham Southern College and Samford University, as well as six Fortune 500 companies. Rickwood Field, America’s oldest baseball park, is still in use.

Providence, R.I., is the 51st largest DMA. It is the home of Brown University and the Rhode Island School of Design, one of the world’s top art colleges. Its 350-year history, coastline and mild summer climate make it a popular travel destination.

Forward Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 100 weekly newspapers and other publications. The company’s broadcasting assets currently include 30 network-affiliated television stations that reach more than 33 percent of the television households in the Southeast and more than 10 percent of those in the United States. The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations. Media General also owns a 33 percent interest in SP Newsprint Company, a manufacturer of recycled newsprint.